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                                                                     Exhibit 5.1


                     [LETTERHEAD OF DEWEY BALLANTINE LLP]



                                April 20, 2000


Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285


Ladies and Gentlemen:

          We refer to the Registration Statement on Form S-3 (the "Registration Statement") filed by Eli Lilly and Company, an Indiana corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") on April 20, 2000 under the Securities Act of 1933, as amended (the "Securities Act"), relating to $2,000,000,000 (or the equivalent thereof in foreign currencies or currency units) aggregate principal amount of debt securities (hereinafter called the "Securities") of the Company. We also refer to the Indenture, dated as of February 1, 1991, between the Company and Citibank, N.A., as Trustee (the "Indenture"), which is Exhibit 4.1 to the Registration Statement.

          We have examined and are familiar with originals, or copies certified or otherwise identified to our satisfaction, of such corporate records of the Company, certificates of officers of the Company and of public officials and such other documents as we have deemed appropriate as a basis for the opinions expressed below.

          Based upon the foregoing, it is our opinion that:

          1. The Company is a corporation duly organized and validly existing under the laws of the State of Indiana.

          2. Assuming the due execution and delivery of the Indenture by the Trustee, upon the taking of appropriate further corporate action by the Company and the due execution and delivery of the Securities on behalf of the Company, the Securities will be duly authorized and, when authenticated in accordance with the Indenture and delivered to and duly paid for by the purchasers thereof, will be valid and binding obligations of the Company, enforceable in accordance with their respective terms except as
               (i) the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, or similar laws affecting creditors' rights generally and (ii) rights of acceleration and
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               the availability of equitable remedies may be limited by
               equitable principles of general applicability.

          We are members of the bar of the State of New York and express no opinion as to the laws of any jurisdiction except the State of New York and the federal law of the United States. As to matters governed by Indiana law, we have relied solely upon the opinion of Mr. James B. Lootens, Esq., Assistant Secretary and Associate General Counsel to the Company, a copy of which is enclosed herewith.

          We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our name in the Prospectus constituting a part of such Registration Statement under the heading "Legal Matters." In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

                                    Very truly yours,

                                    /s/ Dewey Ballantine LLP

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